Exhibit 99.1

Investors Capital Holdings Announces Fourth Quarter and Fiscal 2014

New assets to platform and increased average production per advisor results in 10.3% total revenue growth

LYNNFIELD, Mass.--(BUSINESS WIRE)--May 22, 2014--Investors Capital Holdings, Ltd. (NYSE MKT: ICH, the “Company”), a financial services holding company, announced financial results today for its fourth quarter and fiscal year ended March 31, 2014.

Fourth Quarter Highlights:

  Revenue for the fourth quarter of the fiscal year ended March 31, 2014 increased 1.8% to $23.4 million, as compared to $23.0 million in the fourth quarter of the prior year ended March 31, 2013.
  Advisory fees increased by 17.6% to $4.9 million in the fourth quarter of fiscal 2014, compared to $4.2 million in the prior period, reflecting both market appreciation as well as net new assets in our advisory platform, Investors Capital Advisory.
  Commissions revenue dropped modestly by 4.3% to $17.4 million in the fourth quarter of fiscal 2014, as compared to $18.2 million in the prior period.
  Net loss was $1.0 million for the fourth quarter of fiscal 2014 as compared to $0.3 million in the prior year’s period. Specifically, regulatory, legal and professional expenses increased by $1.0 million or 65.0% as the Company incurred $0.3 million in professions fees related to RCS Capital Corp. (“RCAP”)’s pending acquisition of ICH, coupled with $1.3 million for estimated legal settlement and defense costs, as well as 25.0% increase in advertising, marketing and promotion costs.

Fiscal Year Highlights:

  Revenue for the fiscal year ended March 31, 2014 increased 10.3% to $93.6 million, as compared to $84.9 million in the prior period reflecting momentum from both organic and recruiting growth. Notably, results reflect growth in our higher-margin fee-based business.
  Commission revenue grew 8.5% to $71.2 million, up from $65.6 million in the prior fiscal year, reflecting increased transaction volume and sales in all major product categories.
  Advisory fee-based revenue grew 14.5% to $18.8 million, up from $16.4 million in the prior fiscal year due to both new assets and positive market conditions.
  Net loss of $2.4 million as compared to operating income of $0.4 million resulting principally from approximately $1.1 million in professional fees for the pending merger with RCAP, coupled with the settlement of multiple claims and arbitrations, and finally, promotional costs increased 83.5% in recruiting and branding efforts as compared to the prior fiscal year.
  Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, stock-based compensation and non-recurring items) reflects a loss of $0.7 million for the current fiscal year, as compared to income of $1.3 million in the prior year due to operating costs particularly in regulatory, legal and professional costs, in excess of this fiscal year’s revenue growth. Adjusted EBITDA, a non-GAAP financial measure described below, is a key metric utilized by the Company in evaluating its financial performance.
  The Company’s average revenue per representative, based on a rolling 12-month period, rose to approximately $202,000, an increase of 9.2% compared to approximately $185,000 for the prior rolling 12-month period, reflecting sustained advisor productivity.

2014 Business Highlights:

  On October 27, 2013, ICH executed a definitive merger agreement (the “Merger Agreement”) with RCAP, pursuant to which RCAP will acquire ICH and its subsidiaries, for a total consideration of approximately $52.5 million comprised of cash and RCAP stock. The closing of the transaction is subject to customary closing conditions, including FINRA approval of the proposed change in control for ICC, as well as both regulatory and shareholder approval of the transaction by ICH stockholders. The transaction is expected to close in July 2014.
  Assets under administration, including assets under management by our corporate RIA, Investors Capital Advisory, grew to approximately $8.9 billion, an increase of 10.3% from $8.1 billion at March 31, 2013 due to positive net asset inflows and strong market conditions.
  As part of ICC’s commitment to support advisors’ growth, ICC hosted practice management symposiums, BrandIT, throughout the U.S. BrandIT meetings provided tools, techniques, goal-setting and tracking models and product partner presentations. ICC also hosted 2X symposiums developed and hosted by ICC’s 2013 and 2012 top producing advisor, Ron Purvines. ICC’s 2X initiative aims to challenge advisors to double their business over four years through the adoption of Mr. Purvines’ business practices.
  In September 2013, ICC was named Broker-Dealer of the Year by Investment Advisor Magazine, rated in 15 different categories by our own advisors. A four-time winner, ICC promoted this accolade in various publications and in strategic recruiting campaigns.
  ICC welcomed new advisors in many locations, including New England, New Jersey, Indiana and also the west coast, further strengthening and expanding our geographic footprint of advisors across the U.S.

“We continue to invest in the revenue-generating areas of our business, supplementing the success of our recruiting efforts with organic growth initiatives such as practice management.” said Tim Murphy, President and CEO of Investors Capital Holdings, Ltd. “While we are disappointed in the recent operating results, we continue to execute on our long-term strategic plan to grow both a high transaction and advisory-focused business model rooted in the independent broker-dealer marketplace. I believe that significant costs incurred for the pending transaction are winding down, as we recently completed customary regulatory filings. Also we’ve settled numerous claims and expect future costs to normalize to amounts reported in prior fiscal years.” He added, “By adding almost fifty new advisors, focusing on our 5-star service model, I believe we will continue this top-line revenue growth by welcoming advisors to our independent model who are attracted by our value proposition and culture.”

About Investors Capital Holdings, Ltd.:

Investors Capital Holdings, Ltd. (NYSE MKT: ICH) of Lynnfield, Massachusetts is a financial services holding Company that operates primarily through its broker/dealer and investment advisor subsidiary, Investors Capital Corporation. Our mission is to provide 5-Star Service and support to our valued registered representatives, including top notch advisory programs, strategic practice management and marketing services, and transformational technology, to help them grow their businesses and exceed their clients’ expectations. Business units include Investors Capital Corporation, Advisor Direct, Corp., ICC Insurance Agency, Inc., and Investors Capital Holdings Securities Corporation. For more information, please call (800) 949-1422 x4814 or visit www.investorscapital.com.

Investors Capital Holdings, Ltd., Six Kimball Lane, Suite 150, Lynnfield, Massachusetts 01940

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," "ongoing," similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions, including, but not limited to, the impact of the weakness in the U.S. and international economies on our business, our inability to manage our future growth effectively or profitably, fluctuations in our revenue and quarterly results, our license renewal rate, the impact of competition and our ability to maintain margins or market share, the limited market for our common stock, the volatility of the market price of our common stock, the performance of our products, our ability to respond to rapidly evolving technology and customer requirements, our ability to protect our proprietary technology, the security of our software, our dependence on our management team and key personnel, our ability to hire and retain future key personnel, or our ability to maintain an effective system of internal controls as well as other risks described in our filings with the Securities and Exchange Commission. Any of such risks could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. We expressly disclaim any obligation to update any forward-looking statement.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
	March 31, 2014	March 31, 2013
Assets
Current Assets
Cash and cash equivalents	$4,481,769	$ 6,589,698
Deposit with clearing organization, restricted	175,000	175,000
Accounts receivable and other receivables	6,555,920	7,160,553
Loans receivable from registered representatives (current), net of allowance	785,905	593,730
Prepaid income taxes	63,970	136,972
Securities owned at fair value	307,109	258,903
Prepaid expenses	698,264	722,427
	13,067,937	15,637,283

Property and equipment, net	45,929	194,446

Long Term Assets
Loans receivable from registered representatives	1,207,032	893,703
Non-qualified deferred compensation investment	2,117,966	1,771,044
Cash surrender value life insurance policies	228,678	176,402
	3,553,676	2,841,149
Other Assets
Deferred tax asset, net	1,604,445	1,059,480
Capitalized software, net	56,272	107,590
Other asset	56,704	56,704
	1,717,421	1,223,774

TOTAL ASSETS	$18,384,963	$ 19,896,652

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$1,276,851	$ 1,327,691
Accrued expenses	1,474,428	1,818,379
Commissions payable	3,643,272	3,279,921
Notes payable	1,353,608	1,488,876
Unearned revenue	324,353	188,651
Securities sold, not yet purchased, at fair value	0	28,946
	8,072,512	8,132,464
Long-Term Liabilities
Non-qualified deferred compensation plan	2,534,221	1,968,691
Subordinated borrowings	2,000,000	2,000,000
	4,534,221	3,968,691

Total liabilities	12,606,733	12,101,155

Stockholders' Equity:
Common stock, $.01 par value, 10,000,000 shares authorized;
7,092,194 issued and 7,088,309 outstanding at March 31, 2014
7,101,427 issued and 7,097,542 outstanding at March 31, 2013	70,920	71,013
Additional paid-in capital	12,970,274	12,594,370
Accumulated deficit	(7,232,829)	(4,839,751)
Less: Treasury stock, 3,885 shares at cost	(30,135)	(30,135)
Total stockholders' equity	5,778,230	7,795,497

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$18,384,963	$ 19,896,652

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31,		Year ended March 31,
	2014	2013	2014	2013
Revenue:
Commissions	$17,422,488	$18,199,729	$71,162,978	$65,577,806
Advisory Fees	4,889,463	4,157,263	18,785,307	16,409,330
Other fee income	452,896	89,777	1,890,338	1,701,482
Other revenue	640,005	546,968	1,775,785	1,196,772
Total Revenue	$23,404,852	$22,993,737	$93,614,408	$84,885,390

Expenses:
Commissions and advisory fees	18,654,961	18,510,469	74,857,375	67,378,564
Compensation and benefits	1,695,489	2,010,623	6,711,672	6,535,007
Regulatory, legal and professional services	2,643,875	1,602,591	8,884,985	4,833,915
Brokerage, clearing and exchange fees	338,733	321,479	1,513,332	1,404,075
Technology and communications	312,536	338,939	1,294,571	1,300,652
Advertising, marketing and promotion	319,096	255,675	1,683,441	917,181
Occupancy and equipment	127,601	159,488	465,221	694,326
Other administrative	209,843	357,124	943,399	1,204,994
Interest	52,988	13,277	198,456	30,668
Total Operating Expenses	24,355,122	23,569,665	96,552,451	84,299,382

Operating Income (loss) before taxes	(950,270)	(575,928)	(2,938,043)	586,008

(Benefit) Provision for income taxes	16,012	(266,599)	(544,966)	219,716

Net income (loss)	$(966,282)	$(309,329)	$(2,393,077)	$366,292

Adjusted EBITDA:	$(458,353)	$(384,569)	$(710,447)	$1,292,286

Adjustments to conform adjusted EBITDA to GAAP Net income (loss):
Income tax (provision) benefit	16,012	266,599	544,966	(219,716)
Interest expense	(52,988)	(13,277)	(198,456)	(30,668)
Depreciation and amortization	(41,719)	(75,174)	(209,930)	(321,231)
Non-cash equity compensation	(70,490)	(51,523)	(361,469)	(172,780)
Forgivable loans charged to commission expense	(79,233)	(51,384)	(308,194)	(181,599)
Non-recurring professional fees	(279,512)	-	(1,149,546)	-

Net income (loss)	$(966,282)	$(309,329)	$(2,393,077)	$366,292

Adjusted EBITDA

Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted by eliminating items that we believe are not part of our core operations, are non-recurring items of revenue or expense, or do not involve a cash outlay, such as stock-related compensation. We consider adjusted EBITDA important in monitoring and evaluating our financial performance on a consistent basis across various periods. We also use adjusted EBITDA as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions.

Adjusted EBITDA is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. Adjusted EBITDA should be considered in addition to, rather than as a substitute for, important GAAP financial measures including pre-tax income, net income and cash flows from operating activities. Items excluded from adjusted EBITDA are significant and necessary components to the operations of our business; therefore, adjusted EBITDA should only be used as a supplemental measure of our operating performance.

CONTACT:
CONTACT:
Investors Capital Holdings, Ltd.
Robert Foney, 781-477-4814
Chief Marketing Officer
rfoney@investorscapital.com
www.investorscapital.com